Exhibit 99.1

Chart Industries Reports 2010 Third Quarter Results

Cleveland, Ohio – October 28, 2010 – Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the third quarter ended September 30, 2010. Highlights include:

•	Strongest quarterly order intake in two years

•	Earnings guidance revised upward

•	Energy & Chemicals margin performance improves over 1st half 2010

•	Completed acquisition of Cryotech International

Net income for the third quarter of 2010 was $6.6 million, or $0.23 per diluted share. This compares with $8.2 million, or $0.28 per diluted share, for the third quarter of 2009. The third quarter of 2010 included $1.5 million or $0.04 per diluted share, of restructuring costs associated with the announced shutdown of the Plainfield, Indiana facility acquired from Covidien and acquisition related costs associated with the Cryotech acquisition. The third quarter of 2009 also included restructuring costs of $1.2 million, or $0.03 per diluted share, primarily related to planned workforce reductions as part of the Company’s cost reduction initiatives.

Third quarter 2010 earnings would have been $0.27 per diluted share excluding the $0.04 per share of restructuring and acquisition related costs. Third quarter of 2009 earnings would have been $0.31 per diluted share excluding the $0.03 per share of restructuring costs in that period.

Net sales for the third quarter of 2010 increased 8% to $139.2 million from $128.8 million in the comparable period a year ago. Gross profit for the third quarter of 2010 was $42.8 million, or 30.7% of sales, versus $39.4 million, or 30.6% of sales, in the comparable quarter of 2009.

Backlog at September 30, 2010 was $212.6 million, up 6% from the June 30, 2010 level of $199.9 million. Orders for the third quarter of 2010 were $146.8 million compared with second quarter 2010 orders of $136.2 million.

“Our financial results for the quarter reflect the improving global market we’re seeing for all of our business segments,” stated Sam Thomas, Chart’s Chairman, President and Chief Executive Officer. “Our strong order intake included equipment for LNG ‘virtual pipeline’ and LNG vehicle fueling projects as this part of our business continues to grow. We are excited about the potential for a range of new LNG opportunities including marine and mining applications, resulting from the push for new sources of cleaner and lower cost energy.”

During the third quarter, the Company announced the acquisition of the Cryotech International business. Cryotech designs, manufactures, sells and services cryogenic injectors, vacuum insulated piping systems, and manifolds, and also repairs liquid cylinders. Cryotech sells its products globally and industry applications include food and beverage packaging, aerospace and defense, semiconductor, pharmaceutical, biotechnology, solar and electronics. Combining Cryotech’s direct to end user sales and existing sales and service capability with Chart’s sales and distribution network should drive incremental sales volume.

“Our liquidity and strong balance sheet position us for accretive growth opportunities such as Cryotech as well as future acquisitions,” stated Mr. Thomas. “We will continue to seek high growth opportunities, including new product applications, as we continue to expand our business. We are excited about Chart being named as a participant in a recent U.S. Department of Energy project award to help develop and test membrane reactors to improve the efficiency of hydrogen production from coal-derived synthesis gas utilizing our core braze manufacturing, plus heat and mass transfer process expertise. This technology has broad application potential to improve the efficiency and cost in the area of hydrogen production, gas to liquids production for stranded natural gas monetization, petrochemical feedstock production from coal in the U.S., China and India, and ultimately production of biofuels.”

Selling, general and administrative (“SG&A”) expenses for the third quarter of 2010 compared to the same period in 2009, increased $5.4 million to $26.2 million. This was primarily due to higher employee-related costs and sales commissions due to acquisitions and improving business conditions.

Income tax expense was $2.3 million for the third quarter of 2010 and represented an effective tax rate of 25.4% compared with $3.5 million in the prior year quarter, or an effective tax rate of 29.9%. The decline in the third quarter 2010 effective tax rate was primarily due to a decrease in domestic earnings, which are taxed at a higher rate than our foreign earnings.

Cash and short-term investments were $208.6 million at September 30, 2010, which is approximately $20 million higher than balances at June 30, 2010 due to strong operating cash flow.

SEGMENT HIGHLIGHTS

Energy & Chemicals (“E&C”) segment sales declined 23% to $38.2 million for the third quarter of 2010 compared with $49.7 million for the same quarter in the prior year as we completed several large higher margin projects during 2009. As expected, E&C gross profit margin declined in the 2010 quarter to 23.4% compared with 29.1% in the same quarter in 2009. However, third quarter margins did improve by about 4% from the first half of 2010 due to several expedited orders in our brazed aluminum heat exchanger product line. In addition, margins are beginning to improve in the systems product line as we ramp up production on several projects.

Distribution and Storage (“D&S”) segment sales increased by 14% to $65.0 million for the third quarter of 2010, compared with $57.1 million for the same quarter in the prior year. The increase in sales was largely due to improved volume in China and in packaged gas systems in the U.S as well as the recently completed Cryotech acquisition. D&S gross profit margin improved to 30.2% in the quarter compared with 27.7% a year ago largely due to improved volume and mix.

BioMedical segment sales improved 64% to $36.0 million for the third quarter of 2010, compared with $21.9 million for the same quarter in the prior year. The increase was largely due to the acquisition of Covidien’s oxygen therapy business, which closed in fourth quarter 2009. BioMedical gross profit margin declined to 39.5% compared with 41.4% for the same period in 2009 largely due to a stronger euro in the 2009 period. Restructuring charges associated with the announced Plainfield, Indiana facility shutdown during 2010 and the Denver, Colorado facility shutdown during 2009 impacted margins in both periods by about 2%.

OUTLOOK

We continue to see an improving global market in all of our business segments. Bid activity remains very strong, especially in our E&C business, as demonstrated by a $22 million order received by the E&C Systems business for a natural gas liquids project in the Middle East during October 2010, which will be reflected in fourth quarter orders.

Based on year to date results, current order backlog, and business expectations, the Company is revising upward its full year earnings guidance. Sales for 2010 are expected to be in the range of $540 to $555 million, which is within the upper end of the previously provided sales range of $530 to $560 million. Diluted earnings per share are now expected to be in a range of $0.60 to $0.70 per share due to improving margin performance, as compared with the Company’s prior guidance of $0.40 to $0.60 per diluted share, based on approximately 29.2 million weighted average shares outstanding. This revised guidance includes the impact of approximately $0.15 per diluted share for restructuring and acquisition related costs, as well as the write-off of deferred financing costs associated with the refinancing of our Senior Credit Facility. Excluding these charges, full year 2010 earnings would be expected to fall in a range of $0.75 to $0.85 per share.

FORWARD-LOOKING STATEMENTS

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, future orders, revenues, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “guidance”, “continue,” or the negative of such terms or comparable terminology. Forward-looking statements contained in this news release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to downturns; the negative impacts of the recent global economic and financial crisis; a delay, significant reduction in or loss of purchases by large customers; fluctuations in energy prices and changes in government energy policy; competition, including enhanced competitive pressures resulting from the economic downturn; our reliance on key suppliers and potential supplier failures or defects; the modification or cancellation of orders in our backlog; the impact of the financial distress of third parties; changes in government healthcare regulations and reimbursement policies; general economic, political, business and market risks associated with the Company’s global operations; fluctuations in foreign currency exchange and interest rates; the Company’s ability to successfully manage its costs and growth, including its ability to successfully manage operational expansions and the challenges associated with efforts to acquire and integrate new product lines or businesses; the loss of key employees and deterioration of employee relations; the pricing and availability of raw materials; the Company’s ability to manage its fixed-price contract exposure; the regulation of our products by the U.S. Food & Drug Administration and other governmental authorities; potential future charges to income associated with potential impairment of the Company’s significant goodwill and other intangibles; the cost of compliance with environmental, health and safety laws; additional liabilities related to taxes; the impact of hurricanes and other severe weather; litigation and disputes involving the Company, including product liability, contract, warranty, pension, intellectual property and employment claims; and volatility and fluctuations in the price of the Company’s stock. For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chart-ind.com.

As previously announced, the Company will discuss its third quarter 2010 results on a conference call on Thursday, October 28, 2010 at 10:30 a.m. ET. Participants may join the conference call by dialing (877) 407-4134 in the U.S. or (201) 689-8430 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chart-ind.com. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chart-ind.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (877) 660-6853 in the U.S. or (201) 612-7415 outside the U.S. and entering Account Code 356 and Pass Code 358267. The telephone replay will be available beginning approximately one hour after the end of the call until 11:59 p.m. ET, Wednesday, November 10, 2010.

For more information, click here:

http://www.b2i.us/irpass.asp?BzID=1444&to=ea&Nav=0&S=0&L=1

Contact:

Michael F. Biehl	or	Kenneth J. Webster
Executive Vice President, Chief Financial Officer and Treasurer 216-626-1216 michael.biehl@chart-ind.com		Vice President, Chief Accounting Officer and Controller 216-626-1216 ken.webster@chart-ind.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars and shares in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Sales (1)	$139,205	$128,766	$396,617	$467,152

Cost of sales (1)	96,404	89,392	281,965	309,189

Gross profit	42,801	39,374	114,652	157,963

Selling, general and administrative expenses	26,225	20,831	75,711	70,242
Amortization expense	2,728	2,745	8,227	8,012
Asset impairment charge	609	(166)	1,309	334

	29,562	23,410	85,247	78,588

Operating income (2) (3)	13,239	15,964	29,405	79,375

Other expense (income):
Interest expense and financing cost amortization, net (4)	4,447	4,352	15,054	12,970
Gain on acquisition of business	—	—	(1,124)	—
Foreign currency loss (gain)	(143)	(128)	1,286	(435)

	4,304	4,224	15,216	12,535

Income before income taxes and noncontrolling interest	8,935	11,740	14,189	66,840
Income tax expense	2,270	3,513	3,647	21,255

Income before noncontrolling interest	6,665	8,227	10,542	45,585
Noncontrolling interest, net of taxes	90	(21)	184	98

Net income	$6,575	$8,248	$10,358	$45,487

Net income per common share - diluted	$0.23	$0.28	$0.35	$1.57

Weighted average number of common shares outstanding - diluted	29,172	29,105	29,196	28,932

(1)

Shipping and handling costs of $1,594 and $4,487 for the three and nine months ended September 30, 2009 which were previously netted in sales have been reclassified to cost of sales. The reclassification has no impact on gross profit, operating income or net income for the periods presented.

(2)

Includes restructuring, impairment and acquisition related costs for the three months ended September 30, 2010 and 2009 of $1,475 and $1,222, respectively, and for the nine months ended September 30, 2010 and 2009 of $4,542 and $6,111, respectively.

(3)

Includes depreciation expense for the three months ended September 30, 2010 and 2009 of $3,217 and $2,655, respectively, and for the nine months ended September 30, 2010 and 2009 of $9,348 and $7,925, respectively.

(4)

Includes amortization expense for the nine months ended September 30, 2010 of $1,706 for the write-off of the remaining deferred financing fees related to the senior secured credit facility that was refinanced in May 2010.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net Cash Provided by Operating Activities	$22,405	$17,695	$37,085	$76,582

Investing Activities

Capital expenditures	(3,887)	(4,035)	(11,785)	(9,094)
Acquisition of businesses, net of cash acquired	(4,052)	(2,810)	(9,165)	(8,057)
Other investing activities	(400)	39	(400)	2,074

Net Cash Used In Investing Activities	(8,339)	(6,806)	(21,350)	(15,077)

Financing Activities
Principal payments on long term debt	(1,625)	—	(16,625)	—
Other financing activities	(298)	466	(2,832)	853

Net Cash (Used In) Provided By Financing Activities	(1,923)	466	(19,457)	853

Net increase (decrease) in cash and cash equivalents	12,143	11,355	(3,722)	62,358
Effect of exchange rate changes on cash	7,813	2,771	1,200	4,644
Cash and cash equivalents at beginning of period	188,690	175,041	211,168	122,165

Cash And Cash Equivalents At End of Period	$208,646	$189,167	$208,646	$189,167

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2010 (Unaudited)	December 31, 2009
ASSETS

Cash and cash equivalents	$208,646	$211,168
Current assets	214,388	203,236
Property, plant and equipment, net	115,108	111,153
Goodwill	267,857	264,532
Identifiable intangible assets, net	115,832	123,773
Other assets, net	14,651	12,641

TOTAL ASSETS	$936,482	$926,503

LIABILITIES & SHAREHOLDERS’ EQUITY

Current liabilities	$158,146	$143,937
Current portion of long-term debt	6,500	—
Long-term debt	220,050	243,175
Other long-term liabilities	58,956	62,145

Shareholders’ equity	492,830	477,246

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$936,482	$926,503

CHART INDUSTRIES, INC. AND SUBSIDIARIES

OPERATING SEGMENTS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Sales

Energy & Chemicals	$38,150	$49,714	$95,712	$210,952
Distribution & Storage	65,024	57,116	192,137	192,369
BioMedical	36,031	21,936	108,768	63,831

Total	$139,205	$128,766	$396,617	$467,152

Gross Profit

Energy & Chemicals	$8,911	$14,460	$19,776	$78,480
Distribution & Storage	19,658	15,843	55,636	55,182
BioMedical	14,232	9,071	39,240	24,301

Total	$42,801	$39,374	$114,652	$157,963

Gross Profit Margin

Energy & Chemicals	23.4%	29.1%	20.7%	37.2%
Distribution & Storage	30.2%	27.7%	29.0%	28.7%
BioMedical	39.5%	41.4%	36.1%	38.1%
Total	30.7%	30.6%	28.9%	33.8%

Operating Income

Energy & Chemicals	$2,289	$7,527	$1,159	$54,132
Distribution & Storage	10,222	8,523	29,547	30,009
BioMedical	7,855	5,664	19,955	13,400
Corporate	(7,127)	(5,750)	(21,256)	(18,166)

Total	$13,239	$15,964	$29,405	$79,375

CHART INDUSTRIES, INC. AND SUBSIDIARIES

ORDERS AND BACKLOG (UNAUDITED)

(Dollars in thousands)

	Three Months Ended
	September 30, 2010	June 30, 2010
Orders

Energy & Chemicals	$32,305	$29,875
Distribution & Storage	74,285	69,615
BioMedical	40,186	36,703

Total	$146,776	$136,193

Backlog

Energy & Chemicals	$100,369	$106,193
Distribution & Storage	99,116	84,038
BioMedical	13,161	9,629

Total	$212,646	$199,860